EXHIBIT 10.2

CONVERTIBLE NOTE PURCHASE AND CALL OPTION AGREEMENT

This Convertible Note Purchase and Call Option Agreement (as it may be amended or supplemented, and together with all Exhibits and other attachments hereto, this "**Agreement**") is entered into as of September 11, 2018 by and among (i) CarrierEQ, Inc., a Delaware corporation d/b/a Airfox (the "**Company**"), (ii) Via Varejo S/A, a corporation organized under the laws of the Federative Republic of Brazil ("**Purchaser**"), and (iii) those stockholders of the Company listed on the signature pages hereof, , as well as any stockholder of the Company who signs a joinder to this Agreement after the date hereof, pursuant to which such stockholder agrees to be treated as a Stockholder for all purposes under this Agreement, which stockholder shall automatically become a party to this Agreement upon execution thereof (collectively, the "**Stockholders**" and each, a "**Stockholder**"). The Company, Purchaser and the Stockholders are sometimes referred to herein, collectively, as the "**Parties**" and, individually, as a "**Party**."

WHEREAS, as of the date hereof the Stockholders own beneficially and of record 4,877,660 issued and outstanding shares of common stock, par value $0.00001 per share (the "**Common Stock**"), and 2,884,383 issued and outstanding shares of preferred stock, par value $0.00001 per share (the "**Preferred Stock**"), of the Company (the Common Stock and the Preferred Stock, and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof, collectively, the "**Company Stock**"), in the respective classes and amounts set forth opposite such Stockholders' names on **Exhibit A** hereto;

WHEREAS, subject to the terms and conditions set forth herein (i) the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, one or more Convertible Promissory Notes in an aggregate principal amount not to exceed TEN MILLION DOLLARS ($10,000,000) (collectively, the "**Notes**" and each a "**Note**"), each having the terms set forth herein and in the Form of Convertible Promissory Note attached hereto as **Exhibit B** (the "**Form of Note**"), and for the consideration set forth herein and in each such Note, and (ii) Purchaser wishes to have, and each Stockholder wishes to grant to Purchaser, the right to purchase shares of Company Stock held by such Stockholder at an aggregate purchase price for all the shares to be sold by all Stockholders of up to SIX MILLION DOLLARS ($6,000,000) and in an amount such that, when combined with the shares of Common Stock into which the Notes are convertible, will represent no less than a majority and up to 80% of the then issued and outstanding shares of Company Stock, on a Fully Diluted Basis; and

WHEREAS, concurrently with the date hereof, the Company and Purchaser are entering into a Services Agreement (as it may be amended or supplemented, and together with all Schedules and other attachments thereto, the "**Services Agreement**"), a copy of which is attached hereto as **Exhibit C**.

NOW, THEREFORE, in consideration of the mutual representations, warrants, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in this Section 1.

1.1 "**Acceleration Termination Event**" means the Notes becoming immediately due and payable as a result of a termination of the Services Agreement pursuant to (a) Section 19.3 thereof,

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the Services Agreement) of the Services Agreement by the Company or the Employee Stockholders, or (b) Section 19.5 thereof, solely in the event of a winding-up, insolvency dissolution or bankruptcy of the Company.

1.2 "**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

1.3 "**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement the Parties agree that the Casino Group, Companhia Brasileira de Distribuição and the GPA Group shall be considered "Affiliates" of Purchaser.

1.4 "**Agreed Valuation**" means (a) $20,000,000, representing the enterprise value of the Company, on a debt-free, cash-free basis and on a Fully Diluted Basis, as agreed to by the Parties or (b) $30,000,000, if the Call Right is exercised at any time after the Call Option Period End Date; provided, however, that the Agreed Valuation shall be automatically reduced on a dollar-for-dollar basis to reflect (a) any ICO Liabilities paid, suffered or incurred by the Company, but only to the extent such ICO Liabilities exceed $9,000,000 in the aggregate (the "**Excess ICO Liabilities**"), and then only up to an amount equal to $6,000,000 in the aggregate for all Excess ICO Liabilities, it being understood that any ICO liabilities paid, suffered or incurred in excess of $15,000,000 would not reduce the Agreed Valuation, and (b) any Diligence Liabilities, but only up to an amount equal to $3,000,000 in the aggregate for all such Diligence Liabilities. For the avoidance of doubt, the Agreed Valuation shall not be increased as a result of the payment or contribution by Purchaser of any cash to the Company in consideration for the issuance to Purchaser of any Notes, shares of Company Stock or other securities of the Company or for any other reason.

1.5 "**Bankruptcy Event**" with respect to any Person means that: (a) such Person commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Person makes a general assignment for the benefit of its creditors; (b) there is commenced against such Person any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; (c) there is commenced against such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (d) such Person takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

1.6 "**Business Day**" means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York, or in the cities of São Paulo or São Caetano do Sul, State of São Paulo, Brazil, are required or authorized by Law to close.

1.7 "**Call Right**" means the Primary Call Right and the Secondary Call Right, each as applicable.

1.8 "**Call Option Period**" means the period commencing on the date of this Agreement and ending upon the earlier to occur (the "**Call Option Period End Date**") of (a) November 30, 2020 or (b) 30 days following the date on which the Airfox Mobile Wallet (as defined in the Services Agreement) has been downloaded 12 million times in the aggregate through the VV API Integration (as defined in the Services Agreement) by customers in Brazil; provided, however, that the Option Period End Date shall automatically be extended until the later to occur of (i) the date of receipt of the regulatory approvals that may be required in Brazil in connection with the transactions contemplated by this Agreement or the Services Agreement, but not beyond the 36-month anniversary of the date hereof or (ii) the Rescission Period Expiration Date; and provided, further, that, if the Call Right was not exercised on or prior to the Call Option Period End Date (including any extension thereof), the Call Option Period shall automatically be extended to September 30, 2021 (in which case, Section 4.2 shall apply).

1.9 "**Cancellation Termination Event**" means a termination of the Services Agreement pursuant to Section 19.3 thereof, solely as a result of a Material Breach (as defined therein) of the Services Agreement by Purchaser.

1.10 "**Company Option Plan**" means the Company's 2016 Equity Incentive Plan.

1.11 "**Default Rate**" means the Applicable Rate, plus two percent (2.0%).

1.12 "**Diligence Liabilities**" means any and all Liabilities identified during the legal, financial, tax and accounting due diligence investigation of the Company and its subsidiaries undertaken by Purchaser and its Representatives (i) arising prior to the date of this Agreement, but expressly excluding any ICO Liabilities or (ii) arising from and after the date of this Agreement until the date of the consummation of the transactions contemplated by the Stock Purchase Agreement, other than any Liabilities (A) related to the Zest Finance Machine Learning Fee of $1,500,000, (B) represented by the Notes, or (C) reflected in the most recent (prior to the date of the consummation of the transactions contemplated by the Stock Purchase Agreement) year-end and interim financial statements of the Company (it being understood that such financial statements shall be prepared in accordance with the books and records of the Company and good business practice and in a manner consistent with past practice and, after the filing by the Company of a Registration Statement on Form 10, shall comply with generally accepted accounting principles and applicable SEC requirements).

1.13 "**Employee Stockholders**" means employees of the Company that are also holders of equity interests in the Company, including options to acquire such equity interests.

1.14 "**Encumbrance**" means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), security interest, mortgage, easement, encroachment, right of way, right of first refusal or offer, encumbrance or other restriction or limitation of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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1.15 **"Event of Default"** has the meaning set forth in Section 8.

1.16 **"FATCA"** means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code. FATCA is to be construed as part of applicable law as used herein.

1.17 **"Fully Diluted Basis"** means after giving effect to the conversion, exercise or exchange, as applicable, of all options, warrants, convertible securities or other rights or securities convertible into or exercisable or exchangeable for shares of Company Stock, including the exercise of all options, whether vested or unvested, granted to any employees of the Company or any other Person under the Company Option Plan.

1.18 **"Governmental Authority"** means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.19 **"Holder"** means Purchaser or any one or more Affiliate assignee of Purchaser of a Note or Notes.

1.20 **"ICO"** means the offering and transactions consummated by the Company on or about October 10, 2017, pursuant to which the Company sold AirTokens and received aggregate proceeds of approximately $15,000,000.

1.21 **"ICO Liabilities"** means any and all Liabilities arising from or otherwise related to the ICO and the SEC Matter.

1.22 **"Investors' Rights Agreement"** means the Investors' Rights Agreement of the Company dated July 15, 2016.

1.23 **"IRS"** means the U.S. Internal Revenue Service and any successor entity thereto.

1.24 **"Law"** means any applicable law (including common law), statute, ordinance, treaty, rule, regulation or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect.

1.25 **"Liabilities"** means any and all liabilities, obligations, commitments and debts, whether known or unknown, asserted or unasserted, accrued or fixed, matured or unmatured, determined or determinable, absolute or contingent.

1.26 **"Losses"** means actual losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or out-of-pocket expenses of whatever kind; provided, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

1.27 **"Material Adverse Effect"** means any event, occurrence, fact, condition, development, change or effect that is material and adverse to the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company; provided, however, that

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"Material Adverse Effect" shall not include any event, occurrence, fact, condition, development, change or effect to the extent directly or indirectly arising out of or attributable to: (i) general business or economic conditions; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (iii) changes in applicable Law or GAAP; or (iv) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are determined), provided that the underlying causes for such failure shall not be disregarded, unless such underlying causes are otherwise excluded from consideration by one or more of the above clauses set forth in this definition; provided that, in the case of the foregoing clauses (i), (ii), and (iii), each such event, occurrence, fact, condition, development, change or effect shall, either alone or in combination, be taken into account in determining a Material Adverse Effect to the extent it has a disproportionate impact on the Company relative to similarly situated businesses.

1.28 "**Maturity Date**" means, with respect to each Note, the earlier to occur of (i) the fifth (5th) anniversary of the date of issuance of such Note or (ii) the date such Note is converted into Common Stock as set forth in this Agreement.

1.29 "**Minimum Percentage**" has the meaning set forth in Section 5.1(h).

1.30 "**Non-Conversion Acceleration Event**" means the Notes becoming immediately due and payable as a result of an Acceleration Termination Event or following the occurrence of an Event of Default under this Agreement.

1.31 "**Non-Conversion Termination Event**" means a termination of the Services Agreement pursuant to Section 19.4 thereof or, solely in the event of a winding-up, insolvency dissolution or bankruptcy of Purchaser, Section 19.5 thereof.

1.32 "**Order**" means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority.

1.33 "**Person**" means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, Governmental Authority or other entity.

1.34 "**Primary Shares**" means the shares of Common Stock into which the Notes are convertible.

1.35 "**Reduction Termination Event**" means a termination of the Services Agreement pursuant to Section 19.2(iii), Section 19.2(iv) or Section 19.2(v) thereof.

1.36 "**Representatives**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents and other representatives of such Person.

1.37 "**Rescission Period Expiration Date**" means the expiration date of the period set forth in any final order or settlement with the SEC arising out of the SEC Matter, during which some or all Persons who purchased AirTokens in the ICO shall have the right to return the AirTokens purchased in the ICO in exchange for the consideration paid therefor.

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1.38 "**SEC**" means the U.S. Securities and Exchange Commission and any successor entity thereto.

1.39 "**Secondary Shares**" means the shares of Company Stock subject to the Secondary Call Right.

1.40 "**SEC Matter**" means all governmental inquiries, investigations, proceedings, actions, orders or litigation related to the ICO, including the pending investigation by the SEC and the Massachusetts Securities Division.

1.41 "**Securities Act**" means the Securities Act of 1933, as amended.

1.42 "**Stockholders Agreement**" means the Stockholders Agreement among the Parties, substantially in the form attached hereto as **Exhibit D**.

1.43 "**Stock Purchase Agreement**" means the Stock Purchase Agreement among the Parties, substantially in the form attached hereto as **Exhibit E**.

1.44 "**Taxes**" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.45 "**U.S. Person**" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

2. Purchase and Sale of Notes. In exchange for the payment by Purchaser of consideration equal to the principal amount of the applicable Note (up to an aggregate principal amount for all Notes of $10,000,000), and subject to the other terms and conditions of this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall accept and purchase from the Company, one or more Notes, in accordance with the following schedule (as more fully set forth in the Services Agreement, including any grace periods set forth therein) and for the amounts set forth under "Principal Amount" below :

Issue Date	**Note**	**Principal Amount**
The commencement of "Phase 2" under (and as defined in) the Services Agreement.	1	$2,500,000
The commencement of "Phase 3" under (and as defined in) the Services Agreement.	2	$3,500,000
The commencement of "Phase 4" under (and as defined in) the Services Agreement.	3	$4,000,000
	Total:	$10,000,000

; provided, however, that Purchaser shall not be obligated to accept and purchase any Note pursuant to this Agreement unless the relevant Phase (as referenced in the table above under "Issue Date") under the

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Services Agreement has been completed as set forth therein and the Services Agreement has not been terminated.

2.1 Primary Shares; Grant of Primary Call Right. Subject to Section 4.1 and the other provisions of Section 2, during the Call Option Period, at the option of Purchaser, the Notes shall be convertible into Primary Shares, based on the Agreed Valuation, in a single transaction, as set forth in a Call Exercise Notice (as defined below) specifying the amount of Notes (whether in whole or in part, with respect to each Note then outstanding) to be converted and the number of Primary Shares convertible therefore (the "**Primary Call Right**"); provided, however, that (i) from and after the occurrence of a Non-Conversion Termination Event, a Non-Conversion Acceleration Event or a Cancellation Termination Event, the Notes shall cease to be convertible into Primary Shares, and (ii) from and after the occurrence of a Reduction Termination Event, 50% of the principal amount of the Notes shall be shall cease to be convertible into Primary Shares pursuant to the procedures set forth in Section 2.2. For illustration purposes only, based on an unadjusted Agreed Valuation of $20,000,000 or $30,000,000, as applicable, Notes having a principal amount of $2,500,000 (i) would be convertible into Primary Shares representing 12.5% or approximately 8.33%, as applicable, of the issued and outstanding shares of Company Stock, on a Fully Diluted Basis, (ii) would be convertible into Primary Shares representing 6.25% or approximately 4.16%, as applicable, of the issued and outstanding shares of Company Stock on a Fully Diluted Basis, in case of a Reduction Termination Event, or (iii) would not be convertible into Primary Shares in case of a Cancellation Termination Event. The Purchaser shall be entitled to the benefit of all adjustments in the number of shares of capital stock of the Company as a result of any splits, recapitalizations, combinations or other similar transactions affecting such capital stock that occur prior to any conversion of any Notes. The Notes will be converted based on the principal outstanding amount of the Notes and will exclude any accrued and unpaid interest due under the Notes on the conversion date, and such accrued and unpaid interest shall be deemed satisfied and shall no longer be payable.

2.2 Reduction in Principal Amount; Cancellation of Notes and Replacement Notes. The principal amount of the Notes shall be reduced by 50%, immediately upon the occurrence of a Reduction Termination Event. After the occurrence of (i) a Reduction Termination Event or (ii) the consummation of a partial conversion of Notes into Primary Shares pursuant to the exercise of a Primary Call Right by Purchaser, the applicable Note or Notes shall be set aside and shall be superseded by new notes that restate the outstanding principal amount after giving effect to the events contemplated in clauses (i) and (ii) of this sentence, and such replacement Note shall constitute a "Note" hereunder and the provisions of this Agreement shall continue to apply (including with respect to conversion, if any, and accrual of interest). Upon the occurrence of a Cancellation Termination Event, the Notes shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any payment obligation.

2.3 Maturity. Unless any Note has been converted pursuant to the provisions of Section 2.1 or cancelled pursuant to the provisions of Section 2.2, the unpaid principal amount of such Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date; provided, however, that, from and after the occurrence of an Acceleration Termination Event, the entire principal amount of each Note, together with all accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable and the provisions of the last paragraph of Section 8 shall apply, *mutatis mutandis*.

2.4 Prepayment. After the occurrence of a Non-Conversion Termination Event, the Company shall have the right to prepay each Note (in whole or in part) at any time or from time to

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time, without penalty or premium, by paying the principal amount to be prepaid, together with accrued interest thereon to the date of prepayment.

2.5 Interest. Except as otherwise provided in this Section 2.5, the outstanding principal amount of each Note shall bear interest at the annual rate of one percent (1.0%), compounded monthly (the "**Applicable Rate**"), from the date of issuance of such Note until the earlier of such Note being converted under the terms of this Agreement or paid in full, whether at maturity, upon acceleration, by prepayment or otherwise, subject to Section 2.2. Interest shall be payable annually in arrears, on the last day of each calendar year, commencing on the first such interest payment date to occur after the date of issuance of such Note. Interest that is not paid when due with respect to the end of a calendar year shall be paid in kind by being added on each payment date to the principal amount of such Note (inclusive of any interest theretofore so added). All interest shall be disregarded for purpose of calculating the principal amount of any Note converted into shares of Common Stock as set forth in Section 2.1. If any amount payable under any Note is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate, from the date of such non-payment until such amount is paid in full. All computations of interest hereunder shall be made on the basis of a year of 365 days and the actual number of days elapsed.

2.6 Payment Mechanics. All payments of interest and principal on any Note shall be made in lawful money of the United States of America no later than 2:00 PM ET on the date on which such payment is due, by wire transfer of immediately available funds to the account specified by Purchaser in writing. All payments made in respect of any Note shall be applied first to the payment of any default interest outstanding thereunder, second to accrued interest, and third to the payment of the principal amount outstanding under such Note. Whenever any payment to be made in respect of any Note shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and no Person shall be entitled to any further interest or other payment as a result of any such delay.

2.7 Note and Call Option As Investment Unit. The parties hereto acknowledge that the Notes and Call Right issued pursuant to this Agreement constitute an "investment unit" within the meaning of Section 1273(c) of the Code and the regulations promulgated thereunder. Accordingly, the issue price for the Notes and the Call Right, respectively, shall be determined on the basis of relative fair market values of the debt and non-debt components of the "investment unit." The parties agree that the fair market value of the Call Right is zero as of the date of this Agreement, based on the consensus that the Call Right rights are not clearly in the money, given first the equality of the strike price and the pro rata share of total Agreed Valuation of the Company allocable to the common stock subject to the Call Right, and second the uncertain and speculative value associated with the Company's business and its common stock. For purposes of determining the relevant investment unit, Notes issued separately and on different dates, but pursuant to and part of the same or related transaction shall be regarded as a single debt instrument for purposes of the "original issue discount" ("**OID**") rules set forth in Section 1271 through 1275 of the Code. In addition, the parties shall ignore the convertibility feature as an equity component separate from the debt for purposes of determining the portion of the Holder's purchase price paid for and allocable to the debt and non-debt components. Accordingly, it is agreed that the issue price to Holder of both the Notes and Call Right, on an aggregate basis, shall be allocable entirely to the Notes, and the Company shall not report any OID as arising from an allocation of the investment unit issue price to the Call Right for U.S. federal income tax purposes. As a result, the Company will not report any interest expense accruing to the Company or interest income accruing to the Holder with respect to the investment unit treatment under Section 1273(c).

2.8 Tax Indemnity.

(a) To the extent interest provided for in Section 2.5 that is not satisfied by a cash payment on the last day of the calendar year due date and instead accrues further interest (including interest paid in kind by being added on each payment date to the principal amount of such Note, inclusive of any interest theretofore so added) through the date the Note is converted, cancelled or forgiven, or paid in full, without any express consideration such as cash or property being delivered to Holder in satisfaction of such accrued interest, the Company shall indemnify and otherwise make whole the Holder for any withholding or income taxes imposed on or attributable to the amount of accrued interest that Holder may realize in the form of a deemed payment, along with the requisite "gross-up" for income taxes on such additional payment, plus any reasonable expenses arising therefrom.

(b) To the extent the Note (i) is regarded by the IRS as a below-market loan bearing imputed interest under Section 7872 or (ii) results in a Section 482 adjustment, the Company shall indemnify and otherwise make whole the Holder by delivering a payment to enable the Holder to satisfy any additional tax liability that the IRS may assert under Section 7872 or 482, taking into account any further income tax on such additional payment, plus any reasonable expenses arising therefrom.

2.9 Withholding and U.S. Tax Compliance.

(a) Payments Free of Taxes; Withholding Tax. Any and all payments by or on account of any obligation of the Company under the Notes shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law provided that if the Company is required by applicable Law to deduct or withhold any Tax from any amounts payable to the Holder under Section 2, then (i) the sum payable shall be increased as necessary so that after making all required deductions the Holder receives the same amount they would have received if there were no such deduction or withholding, (ii) the Company shall deduct or withhold any amounts that it is required to deduct or withhold, (iii) the Company shall timely pay to the applicable Governmental Authority the full amount deducted or withheld, and (iv) the Company shall provide the Holder with proof of payment of such amounts to the applicable Governmental Authority within 30 days of making such payment; but provided, further that the "true up" procedures set forth in clauses (i) through (iv) above shall not apply to any Taxes described in Section 2.8 so to prevent any duplication of payment or indemnification with respect to such Taxes.

(b) [Intentionally Omitted]

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company pursuant to this Section, the Company shall deliver to the Holder the original or a certified copy of a receipt issued evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Holder.

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(d) Status of Holder.

(i) Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments under the Notes shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding.

(ii) Any Holder that is a U.S. Person shall deliver to the Company on or prior to the date on which it becomes a Holder (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax;

(iii) In the case of a Holder that is not a U.S. Person, it shall deliver as applicable:

(A) in the case where it is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B) in the case of a Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate stating that such Holder is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN;

(e) If a payment made to a Holder would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company, at the time or times prescribed by law, and at such time or times reasonably requested by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

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(g) Notwithstanding any other provision in this Agreement, any amounts payable or attributable to Stockholders or the Company shall be made free and clear of and without reduction or withholding for any Tax imposed on the sale or issuance of the Shares or the Notes or any amounts otherwise payable to the Stockholders or the Company under this Agreement, including IOF (imposto sobre operações financeiras) on the Notes; provided that if Purchaser is required by applicable Law to deduct or withhold any Tax from any amounts payable to a Stockholder or the Company pursuant to this Agreement, then (i) the sum payable shall be increased as necessary, together with a gross-up for Taxes on such additional payment as may be necessary, so that after making all required deductions or withholding such Stockholder or the Company is indemnified and otherwise made whole and receives the same amount they would have received if there were no such deduction or withholding, (ii) Purchaser shall deduct or withhold any amounts that it is required to deduct or withhold, (iii) Purchaser shall timely pay to the applicable Governmental Authority the full amount deducted or withheld, and (iv) Purchaser shall provide each Stockholder or the Company, as applicable, with proof of payment of such amounts to the applicable Governmental Authority within 30 days of making such payment.

(h) Each Party's obligations under this Section shall survive any assignment of rights by, or the replacement of, a Holder and the repayment, satisfaction or discharge of all obligations under any Note.

3. Grant of Secondary Call Right.

3.1 Right to Purchase. Subject to the terms and conditions of this Agreement, including Section 4.1, at any time during the Call Option Period, Purchaser shall have the right (the "**Secondary Call Right**"), but not the obligation, to cause the Stockholders to sell to Purchaser their *pro rata* amount of Secondary Shares, in a single exercise of the Secondary Call Right for such quantity of Secondary Shares as specified in the Call Exercise Notice (as defined below), for maximum aggregate consideration not to exceed $6,000,000, representing 30% of the unadjusted amount of the Agreed Valuation (the "**Call Purchase Price**"). The conversion of the notes into shares of Company Capital Stock based on the unadjusted amount of the Agreed Valuation will not affect the total number of Secondary Shares that may be subject to the Secondary Call Right, subject to the limitations set forth in the last sentence of this Section 3.1 and in Section 4.1. The Parties acknowledge and agree that (a) the grant by the Stockholders of the Secondary Call Right to Purchaser hereunder is irrevocable and (b) the Call Purchase Price is based on the Agreed Valuation and, as such, shall be proportionally reduced to reflect any reduction in the Agreed Valuation (in accordance with the terms set forth in the definition of Agreed Valuation). For illustration purposes only, if the Agreed Valuation is reduced from $20,000,000 to $18,000,000 (a 10% reduction), the aggregate Call Purchase Price shall be reduced from $6,000,000 to $5,400,000 (a 10% reduction), but the aggregate number of Secondary Shares covered by the Secondary Call Right would be unchanged.

4. Exercise of Call Right; Closing.

4.1 Procedures. If during the Call Option Period Purchaser desires to exercise the Call Right, it shall deliver to the Stockholders and the Company a written unconditional and irrevocable notice (the "**Call Exercise Notice**") exercising the Call Right, specifying that the exercise is with respect to one of the following alternatives only:

(a) Majority Exercise. An aggregate amount of (i) Notes equal to $4,000,000 being converted into Primary Shares and (ii) $6,000,000 of Secondary Shares being purchased

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from the Stockholders, provided, that, in the event that there are less than $4,000,000 in Notes outstanding ("**Insufficient Notes**") at the time Purchaser elects to exercise the Call Right, the Company agrees to issue to Purchaser, at the Agreed Valuation, and Purchaser agrees to purchase, such additional shares of Common Stock in an amount such that when combined with, and after giving effect to, the conversion of the Insufficient Notes into Primary Shares and the purchase of $6,000,000 in Secondary Shares, Purchaser shall own at least a majority of the shares of Company Stock then issued and outstanding, on a Fully Diluted Basis (the "**Majority Requirement**"); or

(b) Eighty Percent Exercise. An aggregate amount of (i) Notes equal to $10,000,000 being converted into Primary Shares and (ii) $6,000,000 of Secondary Shares being purchased from the Stockholders, such that Purchaser shall own 80% of the Company Stock on a Fully Diluted Basis, provided, that, in the event that, at the time Purchaser elects to exercise the Call Right, there are less than $6,000,000 of Secondary Shares available for purchase from the Stockholders, the Company agrees to issue to Purchaser, at the Agreed Valuation, and Purchaser agrees to purchase, such additional shares of Common Stock in an amount such that when combined with, and after giving effect to, the conversion of the Notes into Primary Shares and the purchase of the Secondary Shares available for purchase from the Stockholders, Purchaser shall own at least 80% of the shares of Company Stock then issued and outstanding, on a Fully Diluted Basis (the "**Supermajority Requirement**").

For the avoidance of doubt, with respect to the consummation of any of the transactions contemplated in clauses (a) and (b) above, it being understood and agreed, that, that in no event shall (i) Purchaser be entitled under this Agreement to acquire shares of Company Stock, whether such Company Stock consists of Primary Shares or Secondary Shares or a combination thereof, in an aggregate amount exceeding 80% of the Company Stock on a Fully Diluted Basis or (ii) the Company or Stockholders, be entitled convert, sell and/or issue to Purchaser, in the aggregate, less than the amount of Company Stock required to satisfy the Majority Requirement or Supermajority Requirement, as applicable; provided, that the issuance of the Primary Shares by the Company pursuant to the Primary Call Right and the purchase of the Secondary Shares from the Stockholders shall take place substantially simultaneously on the Call Right Closing Date. The closing of any such transactions shall take place no later than 60 days following delivery by Purchaser of a Call Exercise Notice, provided, (i) Purchaser shall give the Stockholders and the Company at least ten (10) days' prior written notice of the date of closing (the "**Call Right Closing Date**"), and (ii) the Call Right Closing Date will be extended if the Call Option Period End Date is extended pursuant the first proviso to the definition of Call Option Period. Purchaser may only deliver one Call Exercise Notice under this Agreement. Any Notes not converted into Primary Shares pursuant to the Call Right (whether issued prior thereto or thereafter) shall be subject to Section 2, but shall no longer be convertible after the Call Right Closing Date, and, for the avoidance of doubt, the provisions of Section 2.2 through Section 2.6 shall continue to apply with respect thereto.

4.2 Agreed Valuation. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Call Right is exercised after the Call Option Period End Date (and on or before September 30, 2021), the unadjusted Agreed Valuation shall be as set forth in clause (b) of the definition of Agreed Valuation, and references in this Agreement to $20,000,000 (in respect of the Agreed Valuation) and $6,000,000 (in respect of the Call Purchase Price) shall be deemed replaced with references to $30,000,000 and $9,000,000, respectively.

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4.3 Termination. The Call Right shall terminate immediately upon the earlier to occur (a) the expiration of the Call Option Period (including any extensions thereof) or (b) the occurrence of a Cancellation Termination Event.

4.4 Cooperation. Each Party shall take all actions commercially reasonable or appropriate to consummate the transaction contemplated in the Call Exercise Notice, including, as applicable, (a) before the Call Right Closing Date, having the requisite number of Company's stockholders, voting at a meeting or acting by written consent in lieu thereof, approve any issuance of shares of Company Stock to Purchaser, (b) as promptly as possible after the date hereof, obtaining any required third-party authorizations or approvals, including, to the extent applicable, cooperation by each Party for the purpose of obtaining any consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority, (c) (i) within 5 days of the date hereof, amending and/or restating the certificate of incorporation of the Company to increase the total number of authorized common shares from 14,550,000 shares of Common Stock to 70,000,000 shares of Common Stock and (ii) prior to the Call Right Closing Date, amending and/or restating the certificate of incorporation of the Company to provide, as of the Call Right Closing Date, for a single class of common stock (and automatic conversion of any and all outstanding shares of preferred stock into common stock) and no preferential rights in favor of any Person other than Purchaser, if any, except as may expressly be provided in the Stockholders Agreement, (d) delivering preemptive rights waivers' from Stockholders having such rights, including Project 11 Ventures I, L.P., and terminating the Investors' Rights Agreement, and (e) entering into such agreements and delivering such certificates and instruments and consents as may be necessary or reasonably requested by either Party for such purpose."

4.5 Notes. The closing of the issuance and sale of each Note, in return for the consideration paid by Purchaser for such Note, shall take place remotely via the exchange of documents and signatures by electronic transmission, or at such location and at such time as will be mutually agreed upon in writing by the Company and Purchaser. On any applicable closing date, Purchaser shall pay the Note consideration by wire transfer of immediately available funds to the account specified by the Company in writing. As promptly as practicable after the conversion of any Note and the issuance of Primary Shares in respect of such Note pursuant to the exercise of the Primary Call Right, the Company (at its sole cost and expense) will issue and deliver to Purchaser a certificate or certificates evidencing the Primary Shares (if certificated), or if the Primary Shares are not certificated, will deliver a true and correct copy of the Company's share register reflecting the Primary Shares held by Purchaser; provided, that, the Company shall not be required to issue or deliver the Primary Shares until Purchaser has surrendered the Note to the Company (or provided an instrument of cancellation or affidavit of loss).

4.6 Call Right. The closing of the sale of the Stockholders' Secondary Shares, pursuant to the exercise of the Secondary Call Right, shall take place remotely via the exchange of documents and signatures by electronic transmission, or at such location and at such time as will be mutually agreed upon in writing by the Stockholders or a representative thereof and Purchaser. At the closing:

(a) Purchaser shall pay the Call Purchase Price by wire transfer of immediately available funds to one or more accounts specified by the Company in writing; provided, however, that the Call Purchase Price may instead be placed into escrow and released therefrom in the manner set forth in the Stock Purchase Agreement;

(b) Each Stockholder shall be deemed to represent and warrant to Purchaser that (i) such Stockholder has full right, title and interest in and to such Stockholder's portion of the Secondary Shares other than the Encumbrances mentioned in item (iii) below, (ii) such

Stockholder has the capacity and all the necessary power and authority, and has taken all necessary action, to sell such Stockholder's portion of the Secondary Shares as contemplated hereby, and (iii) such Stockholder's portion of the Secondary Shares are free and clear of any and all Encumbrances other than those arising under this Agreement or the Stockholders Agreement or applicable securities laws;

(c) Each Stockholder shall deliver to Purchaser a certificate or certificates representing the Secondary Shares to be sold by such Stockholder, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the portion of the Call Purchase Price paid therefor; and

(d) The Parties shall enter into the Stock Purchase Agreement and the Stockholders Agreement.

5. Representations and Warranties of the Company.

5.1 The Company hereby represents and warrants to Purchaser as of the date hereof as follows:

(a) Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as is now being conducted in all material respects. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would not be expected to have a Material Adverse Effect.

(b) Authorization and Enforceability. Except for the authorization and issuance of the Primary Shares, all corporate or other applicable action has been taken on the part of the Company and its officers, directors and stockholders (or Persons performing equivalent functions) as necessary, under the Company's organizational documents, the Investors' Rights Agreement, applicable Law or otherwise, for the authorization, execution and delivery of this Agreement and the Notes, and the performance by the Company of its obligations hereunder and thereunder. (A copy of such action as so taken is attached to this Agreement as **Exhibit G.**) The Company has the power and authority and the Company has the legal right, to execute and deliver this Agreement and the Notes, and to perform its obligations hereunder and thereunder, and the Company has duly executed and delivered this Agreement and shall duly execute and deliver each Note when issued. This Agreement is and (upon issuance thereof), each Note will be, assuming due authorization, execution and delivery by the other parties thereto, valid, legal and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at Law) or as limited by laws or regulations relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Company to execute, deliver, or perform any of its obligations under this Agreement or the Notes.

(d) No Violations. The execution and delivery of this Agreement and the Notes by the Company, and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Company's organizational documents; (ii) violate any Law or Order applicable to the Company or by which any its properties or assets are bound; or (iii) constitute a default under any material agreement or contract by which the Company or any of its properties or assets are bound (including the Investors' Rights Agreement). The Stockholders signatories hereto on the date hereof hold shares of Company Stock in an amount in the aggregate sufficient to (with the consent of the Company) amend, waive and/or terminate the Investors' Rights Agreement in accordance with the provisions thereof.

(e) No Litigation. No Action is pending or, to the knowledge of the Company, threatened by or against the Company or any of its property or assets which, individually or in the aggregate, would reasonably be expected to materially adversely affect the Company from consummating the transactions contemplated by this Agreement or the Notes.

(f) Capitalization. The authorized capital stock of the Company consists of 14,550,000 shares of Common Stock and 3,725,008 shares of Preferred Stock as of the date of this Agreement. On the date hereof, 10,443,814 shares of capital stock are issued and outstanding. All issued and outstanding shares of capital stock of the Company as of the date of this Agreement were duly authorized and validly issued and are fully paid and nonassessable, and, except as set forth in the Investors' Rights Agreement, are not subject to any preemptive rights. Except as set forth in the Investors' Rights Agreement, the Company's certificate of incorporation or by-laws, the Company Option Plan and Schedule 5.1(f) hereto, (i) the Company is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment that obligates it to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interest in the Company, (ii) there are no equity appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to the Company, and (iii) there are no voting agreements, proxies or other contracts or agreements that would grant any Person, other than Purchaser, the right to vote any of the capital stock or other equity interest of the Company. The Company has no subsidiaries, except solely for (A) Airfox Servicos E Intermediacoes LTDA, which is a limited liability company organized under the laws of the Federative Republic of Brazil and an approximately 99% owned direct subsidiary of the Company and (B) AirToken GmbH, which is a Swiss GmbH and a wholly owned direct subsidiary of the Company (collectively, the "**Airfox Subsidiaries**"). The Company hereby makes the same representations and warranties in clauses (i), (ii) and (iii) above with respect to each Airfox Subsidiary, *mutatis mutandis*.

(g) Cash. As of September 4, 2018, the Company had cash, cash equivalents and cryptocurrency in an aggregate amount equal to, or greater than, $9,500,000, as more fully set forth on Schedule 5.1(g) hereto, and such cash, cash equivalents and cryptocurrency were free and clear from any and all Encumbrances.

(h) Minimum Percentage. The Stockholders parties to this Agreement on the date hereof own in the aggregate a sufficient amount of Company Stock such that, if all such Company Stock were sold to Purchaser as Secondary Shares pursuant to the transactions contemplated herein, the Secondary Shares, when combined with the Primary Shares into which the Notes are convertible, would represent in the aggregate not less than [73.6]% of the Company Stock then issued and outstanding, on a Fully Diluted Basis (the "**Minimum Percentage**").

5.2 Each of the Stockholders hereby represents and warrants to Purchaser, severally and not jointly, and solely as to such Stockholder as of the date hereof as follows:

(a) Due Organization; Qualification and Good Standing. Such Stockholder that is not an individual is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization to the extent such concept exists.

(b) Authorization and Enforceability. All corporate or other applicable action has been taken on the part of such Stockholder that is not an individual, and each such Person's officers, directors and stockholders (or Persons performing equivalent functions) as necessary for the authorization, execution and delivery of this Agreement, and the performance by such Stockholder of its obligations hereunder. If such Stockholder is not an individual, it has the power and authority, and if such Stockholder is an individual, it has the capacity, and such Stockholder has the legal right, to execute and deliver this Agreement, and to perform its obligations hereunder, and such Stockholder has duly executed and delivered this Agreement. This Agreement is, assuming due authorization, execution and delivery by the other parties hereto, valid, legal and binding obligations of such Stockholder, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at Law) or as limited by laws or regulations relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each such Stockholder has irrevocably and unconditionally waived any preemptive rights such Stockholder may have under the Investors' Rights Agreement or otherwise in connection with this Agreement and any of the transaction contemplated by this Agreement, including any issuance of shares of Company Stock to Purchaser pursuant to or contemplated by this Agreement.

(c) No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for such Stockholder to execute, deliver, or perform any of its obligations under this Agreement.

(d) No Violations. The execution and delivery of this Agreement by such Stockholder, and the consummation by it of the transactions contemplated hereby, do not and will not (i) if such Stockholder is not an individual, violate any provision of such Stockholder's organizational documents; (ii) violate any Law or Order applicable to such Stockholder or by which any of its properties or assets are bound; or (iii) constitute a default under any material agreement or contract by which such Stockholder or any of its properties or assets are bound (including the Investors' Rights Agreement).

(e) No Litigation. No Action is pending or, to the knowledge of such Stockholder, as applicable, threatened by or against such Stockholder or any of its property or assets which, individually or in the aggregate, would reasonably be expected to affect such Stockholder from consummating the transactions contemplated by this Agreement.

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6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and the Stockholders as follows:

6.1 Due Organization; Qualification and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the laws of the Federative Republic of Brazil and has all requisite corporate power and authority and the legal right to own, lease and operate its properties and assets and to conduct its business as is now being conducted.

6.2 Authorization and Enforceability. All corporate action has been taken on the part of Purchaser and its officers as necessary for the authorization, execution and delivery by Purchaser of this Agreement, and the performance by it of its obligations hereunder. Purchaser has the power and authority and the legal right to execute and deliver this Agreement and to perform its obligations hereunder, and has duly executed and delivered this Agreement. This Agreement is a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at Law).

6.3 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority is required in order for Purchaser to execute, deliver, or perform any of its obligations under this Agreement.

6.4 No Violations. Except for operational agreements entered into by Purchaser with large Brazilian financial institutions related to the rendering of credit card and/or other financial products and services, the execution and delivery of this Agreement by Purchaser, and the consummation by it of the transactions contemplated hereby, do not (a) violate any provision of Purchaser's organizational documents; (b) violate any Law or Order applicable to Purchaser or by which any of Purchaser's properties or assets are bound; or (c) constitute a default under any agreement or contract by which are bound.

6.5 No Litigation. No Action is pending or, to the knowledge of the Purchaser, threatened by or against Purchaser or any of its property or assets (a) with respect to this Agreement or any of the transactions contemplated hereby or (b) that could reasonably be expected to adversely affect Purchaser's ability to perform its obligations hereunder.

6.6 Accredited Investor. Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is not a U.S. Person as defined under Regulation S under the Securities Act and is not acquiring the Securities (as defined below) for the account or benefit of any U.S. person.

6.7 Availability of Funds. The Purchaser has, or will as of the date of the issuance of each Note as contemplated in Section 2 and the Services Agreement have, sufficient cash in immediately available funds to purchase the Notes and to perform its other obligations under this Agreement.

6.8 Restricted Securities. Purchaser understands that neither the Primary Shares, the Secondary Shares nor any other security of the Company (collectively, the "**Securities**") have been registered under the Securities Act or any state securities laws. Purchaser further understands that the Company's Securities are "restricted securities" under U.S. federal and applicable state securities laws.

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7. Covenants of the Parties.

7.1 Maintenance of Existence. During the Call Option Period, the Company shall, and the Stockholders shall cause the Company to, unless otherwise approved by Purchaser pursuant to Section 7.2, (a) preserve, renew and maintain in full force and effect its corporate or organizational existence, (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a material adverse effect on the Company, (c) comply with all of the terms and provisions of its organizational documents, and its material obligations under its material contracts and agreements, and (d) comply with all Laws and Orders applicable to it and its business, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Company. In addition, during the Call Option Period, the Company shall not issue, sell or transfer any AirTokens held in reserve to any Person, and shall use its best efforts to cause its employees not to sell or transfer any AirTokens.

7.2 Actions Requiring Purchaser's Consent. Without limiting the provisions of Section 7.1, during the Call Option Period, the Company shall not, and the Stockholders shall cause the Company not to, without the prior written consent of Purchaser, take any of the actions set forth in Section (A) of **Exhibit F** hereto; provided that notwithstanding anything in this Agreement to the contrary, the Purchaser agrees that the Company and the Stockholders shall have the right to enter into the transactions set forth in Section (B) of **Exhibit F** hereto.

7.3 Observer. During the Call Option Period, the Company shall invite one employee of Purchaser, who shall initially be Marcelo Nogueira (the "**Observer**") to attend all meetings of its Board of Directors (the "**Board**") (and any committee thereof) in a nonvoting observer capacity and, in this respect, will give the Observer copies of all notices, minutes, consents and other materials that it provides (and at the same time that it provides them) to its directors; provided, however, that Purchaser shall cause the Observer to hold in confidence and trust all information so provided and shall otherwise be responsible for the actions and inactions of the Observer in all respects; and, provided, further, that (a) the Observer shall not be entitled to vote on any matter submitted to the Board (or any committee thereof) nor to offer any motions or resolutions to the Board (or any committee thereof) and (b) the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if (as determined by the Board in good faith) access to such information or attendance at such meeting would (i) materially and adversely affect the attorney-client or work product privilege between the Company and its counsel or (ii) otherwise result in the disclosure of information that is restricted by any agreement with another Person.

7.4 Access. During the Call Option Period, the Company shall, and the Stockholders shall cause the Company to (a) provide reasonable access to Purchaser and its Representatives to the Company's books and records, premises and personnel so that Purchaser may (at its sole expense) conduct a full legal, tax, accounting and financial due diligence investigation of the affairs of the Company and its subsidiaries (as well as verify that the proceeds from the issuance of the Notes are being used for the purposes set forth in the Services Agreement), and (b) reasonably cooperate with Purchaser, at Purchaser's sole cost, with respect to the implementation of any changes that may need to be made to the Company's corporate and tax structure as a result of such investigation by Purchaser, provided that any such changes shall be reasonably acceptable to the Company and shall be described in relevant detail in the Stock Purchase Agreement.

7.5 Use of Proceeds. The Company covenants and agrees that it shall not, at any time prior to the Call Right Closing Date, use the cash proceeds from the Notes or any other of its cash

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and cash equivalents to redeem Company Stock. The Company further covenants and agrees that it shall, at all times prior to the Call Right Closing Date, use all of its cash and cash equivalents to (i) satisfy potential ICO Liabilities, (ii) perform its obligations pursuant to the Services Agreement and otherwise, (iii) operate the Company in the ordinary course of business consistent with the Company's past practice. Purchaser shall have the right to, at its sole cost and expense, reasonably examine and inspect the Company's books and records to determine whether the proceeds from the issuance of the Notes are being used for the purposes set forth in the Services Agreement.

7.6 Shares Reserved. The Company covenants and agrees that it shall, at all times when any Notes are outstanding, have authorized and reserved a sufficient number of shares of Common Stock to provide for the conversion of any such Notes into Primary Shares, and that such Primary Shares shall, upon issuance in accordance with the terms hereof and performance of the Purchaser's obligations hereunder, be duly and validly issued and outstanding, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof. The Company shall pay all documentary stamp taxes attributable to any Primary Shares.

7.7 Stockholders Covenants. During the Call Option Period, the Stockholders shall not, without Purchaser's prior written consent, Transfer (as defined below) any shares of their Company Stock or (b) take any action that would cause the Company not to be in compliance in all material respects with the provisions of this Agreement. For purposes of this Agreement, (i) "**Transfer**" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of Law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Company Stock or Stock Equivalents (as defined below) or any interest (including a beneficial interest) therein (and, when used as a noun, shall have a correlative meaning) and (ii) "**Stock Equivalents**" means any options issued under the Company Option Plan and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Company Stock, and any option, warrant or other right to subscribe for, purchase or acquire Company Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

7.8 Minimum Percentage. As soon as reasonably practicable (but no later than 90 days) after the date of this Agreement, the Parties (other than Purchaser) shall cause as many holders of shares of Company Stock that are not Stockholders as of the date hereof to be added as parties to this Agreement (and become Stockholders hereunder) such that the Minimum Percentage shall be at least 80%, assuming an unadjusted Agreed Valuation of $20,000,000. Thereafter, the Parties (other than Purchaser) shall use their reasonable best efforts to cause as many additional holders of shares of Company Stock (that are not yet Stockholders) as possible to be added as parties to this Agreement (and become Stockholders hereunder). Exhibit A hereto shall be updated promptly to reflect the addition of any parties pursuant to the provisions of this Section 7.8. The Parties agree that if the Minimum Percentage shall not be at least equal to 80% on or before the 90-day anniversary of the date hereof, (a) Purchaser shall have the right, by written notice to the Company, to terminate this Agreement, and (b) promptly (but no later than ten days) after such termination, the Company shall (i) return to Purchaser the unused portion of the ($256,000) Payment (as defined in the Services Agreement) and (ii) pay to Purchaser liquidated damages in the amount of US$500,000.

7.9 Further Assurances. From time to time, the Parties shall execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Agreement and the Notes and any agreements executed in connection herewith or therewith.

8. Events of Default. The occurrence and continuance of any of the following with respect to the Notes shall constitute an Event of Default hereunder:

8.1 Failure to Pay. The Company fails to pay (a) any principal amount of any Note when due or (b) interest or any other amount when due and such failure continues for 10 days after written notice to the Company.

8.2 Breach of Representations and Warranties. Any representation or warranty made by the Company or the Stockholders in this Agreement in respect of, or that could affect the value, validity or enforceability of, the Notes is incorrect in any material respect on the date as of which such representation or warranty was made.

8.3 Breach of Covenants. The Company or the Stockholders fail to observe or perform any material covenant, obligation or agreement contained in this Agreement (other than, in the case of the Company, Section 8.1) and such failure continues for 20 days after written notice to the Company.

8.4 Cross-Defaults. The Company fails to pay when due any of its indebtedness (other than indebtedness arising under this Agreement or any Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness and results in the acceleration of such indebtedness.

8.5 Bankruptcy. The Company experiences or undergoes a Bankruptcy Event.

Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Purchaser may at its option, by written notice to the Company (a) declare the entire principal amount of each Note, together with all accrued interest thereon and all other amounts payable thereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under this Agreement or applicable Law; provided, however, that, if an Event of Default described in Section 8.5 shall occur, the principal of and accrued interest on each Note shall become immediately due and payable without any notice, declaration or other act on the part of Purchaser.

9. Indemnification. Each Party shall indemnify and defend each other Party and such Party's Affiliates and their respective Representatives (collectively, the "**Indemnitees**") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (including reasonable attorneys' fees) incurred or sustained by, or imposed upon, the Indemnitees based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the indemnifying Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any party pursuant to this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the indemnifying Party pursuant to this Agreement.

10. Miscellaneous Provisions.

10.1 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void; provided, however, that Purchaser shall be entitled to assign its Call Right to any of its existing or future Affiliates, any time and at its sole discretion, provided that such Affiliate shall be subject to the terms and obligations of this Agreement, the Notes and all related ancillary agreements as if a party hereto

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and thereto. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Subject to Section 9, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.2 Governing Law. This Agreement and the Notes, and all matters arising out of or relating hereto or thereto, whether arising in contract, tort, equity, Law or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

10.3 Exclusive Jurisdiction; WAIVER OF JURY TRIAL. Any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York ("**New York Court**"), shall have exclusive jurisdiction over any and all disputes between or among the Parties hereto, whether in contract, tort, equity, Law or otherwise, arising out of or relating to this Agreement, the Notes or the transactions contemplated hereby or thereby. Each of the Parties hereby consents to and agrees to submit to the exclusive jurisdiction and venue of such New York Court. Each of the Parties irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York Court, and each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent they may effectively do so, any objection, including any objection (a) to the laying of venue, or (b) that such Party and such Party's properties or assets are immune from any legal process issued by such courts, or (c) based on any right of objection to jurisdiction on account of their place of incorporation or domicile, or (d) based on the grounds of *forum non conveniens*, which they may now or hereafter have to the bringing of any such action or proceeding in any New York Court. Each of the Parties irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4, or in any other manner permitted by applicable law. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.4 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) immediately, when sent by email or confirmed facsimile between 9:00 AM and 5:00 PM ET on any Business Day (and when sent outside of such hours, at 9:00 AM ET on the next Business Day); (c) six (6) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective Parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 10.4).

10.5 No Finder's Fee. Each Party represents to the other Parties that such Party is not and will not be obligated to pay any finder's fee, broker's fee or commission in connection with the transactions contemplated by this Agreement. Each Party agrees to indemnify and to hold the other Parties harmless from any Liability for any commission or compensation in the nature of a finder's

GR

or broker's fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such Liability or asserted Liability) for which such Party or any of its officers, employees or other Representatives is responsible.

10.6 Fees and Expenses. Each Party shall pay all costs and expenses that such Party incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

10.7 Attorneys' Fees. If any Action is necessary to enforce or interpret the terms of this Agreement or the Notes, the prevailing Party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled. For this purpose, "prevailing Party" means the Party who, in light of all claims made, actions or causes of actions brought, and defenses and counterclaims asserted, is afforded or awarded (by judgement, dismissal, compromise or otherwise) greater relief.

10.8 Confidentiality and Public Announcements. No Party shall (and each Party shall cause such Party's Affiliates and Representatives not to) make any publicity, releases, interviews or other disclosure or dissemination of any information concerning this Agreement or its terms, or any Party's performance hereunder, to any Person without the prior written approval of the Company and Purchaser (such approval, if sought by the Company or Purchaser, respectively, not to be unreasonably withheld, conditioned or delayed by Purchaser and the Company, respectively); provided, however, that each of the Parties may disclose the contents of this Agreement: (i) to its Affiliates and Representatives on a need-to-know basis, provided that all such Persons agree to hold confidential such information substantially in accordance with this Section 10.8 or are otherwise bound by a duty of confidentiality to such other Parties, as the case may be, and that such Party shall be responsible for any breach of the provisions of this paragraph by its Affiliates and Representatives; (ii) to any Governmental Authority or other Person to the extent that the disclosing Party determines, based on advice of legal counsel, that the disclosure is required under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any law, regulation, rule (including any stock exchange rule) or governmental proceeding (provided that such Party may only do so if it, to the extent legally permissible, (A) reasonably promptly notifies the other Parties hereto in writing of such request or requirement, (B) provides the other Parties hereto with any proposed disclosures and affords reasonable advance notice to review and comment, (C) consults, in advance of any such disclosure, with the other Parties hereto on the advisability of taking legally available steps to resist or narrow such request or requirement and (D) uses commercially reasonable efforts to obtain, at such disclosing Party's sole expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded any such information); (iii) to the extent required by applicable Law, including U.S. or Brazilian securities laws or stock exchange rules; and (iv) in connection with any lawsuit initiated to enforce any rights under this Agreement. Notwithstanding the foregoing, (x) with the respect to any information that is subject both to this Section 10.8 and to the confidentiality terms of the Services Agreement, the terms of the Services Agreement shall prevail, and (y) any disclosure of this Agreement and its terms shall be permitted if made by Purchaser in a press release announcing the transactions contemplated by this Agreement issued with the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

10.9 Entire Agreement. This Agreement, together with the Notes and any documents referenced herein, delivered pursuant hereto or attached hereto, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, representations and warranties, oral and written, with respect to such subject matter (including the Non-Binding Term Sheet among the Parties dated August 15, 2018).

10.10 Amendments. This Agreement or the Notes may not be amended, restated or otherwise modified except by a written instrument specifically referring to this Agreement that is executed by all Parties.

10.11 Waivers. No failure or delay by or on the part of any Party in the exercise of any right or remedy under this Agreement or the Notes shall impair such right or remedy or be construed as a waiver of, or acquiescence to, any breach of any representation, warranty, covenant or agreement contained herein or therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Any agreement by any Party to any such waiver shall be valid only if set forth in a written instrument specifically referring to this Agreement and signed by or on behalf of such Party.

10.12 Severability. If any term or provision contained in this Agreement is held by a court of competent jurisdiction to be illegal, void, unenforceable, invalid or against public policy, the remainder of the terms and provisions contained herein shall remain in full force and effect and shall in no way be affected or impaired, and this Agreement shall be reformed, construed and enforced in as if such illegal, unenforceable or invalid term or provision or any portion thereof had never been part of this Agreement.

10.13 Specific Performance; Remedies. The Parties acknowledge and agree that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, and notwithstanding anything in this Agreement to the contrary, the Parties agree that each Party shall be entitled to (a) seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other Parties (and each Party hereby irrevocably and unconditionally waives any requirement for the securing or posting of any bond in connection with the award of any such remedy); (b) specifically enforce the terms and provisions of this Agreement; and (c) seek any other remedy to which such Party may be entitled at law or in equity.

10.14 Interpretation. When a reference is made in this Agreement to a section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The terms "hereof", "herein", and "herewith" and words of similar import used herein shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The exhibits and other attachments hereto are an integral part of this Agreement and are deemed incorporated herein by reference. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires. When a term expires or date falls on a day that is not a Business Day, it shall automatically be extended or postponed to the immediately following Business Day. The descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any provision of this Agreement. This Agreement was prepared jointly by the Parties (with the assistance of counsel) and no rule that it be construed against the drafter will have any application in its construction or interpretation.

10.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, email (including PDF) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.16 Currency. Except for any payments to be made in Brazil, which shall be made in Brazilian Reais, all payments under this Agreement shall be made in United States dollars; provided, however, that, in calculating payments to be made in Brazilian Reais, amounts expressed in United States dollars hereunder shall be converted into Brazilian Reais equivalents based on the exchange rate as published by the Brazilian Central Bank (PTAX rate) on the Business Day immediately preceding the date any such payment is to be made.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

COMPANY:

CARRIEREQ, INC.

By: ____________________
Name: GUSTAVO RIBEIRO
Title: PRESIDENTE

Address:

Email Address:

PURCHASER:

VIA VAREJO S/A

By: ____________________
Name: FELIPE NEGRÃO
Title: CHIEF FINANCIAL OFFICER

PAULO NALIATO
CHIEF OPERATIONAL OFFICER

Address:

Email Address:

GR

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

COMPANY:

CARRIEREQ, INC.

By: ______________________
Name: Victor Santos
Title: CEO

Address: 207 South Street, Suite 172
Boston, MA 02111

Email Address: victor@airfox.com

PURCHASER:

VIA VAREJO S/A

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____
Name: Victor Santos

Address: 207 South Street, Suite 172
Boston, MA 02111

Email Address: victor@airfox.com

If an *entity*:

Party Name: ________________________

By: ________________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____

Name:

Address:

Email Address:

If an *entity*:
Cliff Sirlin

DocuSigned by:
By: Cliff Sirlin
Name: Cliff Sirlin
Title: Managing Director

Address: 195 Church Street
new Haven Ct 06510
Email Address: csirlin@launchcapital.com

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:

Michael Mark

9EB774F5B4834FA...

Name: Michael Mark

Address: 284 Summer Ave.
Reading, MA 01867
USA

Email Address: michael@mmark.email

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____
Name:

Address:

Email Address:

If an *entity*:
NXT Ventures Fund I

By: DocuSigned by: Raymond Chang
Name: Raymond Chang
Title: Managing Director

Address: 5 Sewall Street
Marblehead, MA 01945
Email Address: raymond@nxtventures.com

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____
Name:

Address:

Email Address:

If an *entity*:
Project 11 Ventures I, L.P.

DocuSigned by:
By: ______________________________
BA26757E497A4D5...
Name: Bob Mason
Title: Managing Director

Address: 6 Dexter Road
Lexington, MA 02420
Email Address: bob@project11.com

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:
Walter T.E. Danco
A00DF2197A554E5...

Name: Walter T.E. Danco

Address: 183 Appletree Point Rd
Burlington, VT 05408
USA

Email Address: tdanco@gmail.com

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:
William Herman
5FD59AE7D473439...

Name: William Herman

Address: 72 Leafy Hill Ln
PO Box 2179
Wolfeboro, NH 03894

Email Address: will@herman.com

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:

31BD9C26591E4B9...

Name: Dominic A. Schiavone

Address: 15 Forbes Road
Hudson
MA 01749

Email Address: donschiavone@ceocoachinginternational.c

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____

Name:

Address:

Email Address:

If an *entity*:

Immaculate Conception Ventures, LLC

DocuSigned by:

By: Michael de la Maza

Name: Michael de la Maza

Title: Member

Address: 2201 Sacramento St #203
San Francisco, CA 94115

Email Address: michael.delamaza@gmail.com

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:
Jennifer Lum
B31589824410449...

Name: Jennifer Lum

Address: 9 W Broadway
Boston, MA
02127

Email Address: jennifer.lum@gmail.com

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:
Jeremiah T. Doyle
20C8DC921F2D440...

Name: Jeremiah T. Doyle

Address: 2118 Oyster Harbors
Osterville, MA
02655

Email Address: jeredoyle@gmail.com

If an *entity*:

By: ________________________
Name:
Title:

Address:

Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

____
Name:

Address:

Email Address:

If an *entity*:
CBoston Seed Capital, LLC

DocuSigned by:
By: ____________________________
Name: Nicole Stata
Title: Partner

Address: 232 Fox Hill Street
X
Email Address: nstata@bostonseed.com

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as of the date set forth above.

STOCKHOLDERS:

If an *individual*:

DocuSigned by:
Waran Katz
B59A53372CB24C9...

Name: Waran Katz

Address: 20 Fa
20 Fairfield Street
Boston, MA 02116

Email Address: wkatz@alum.mit.edu

If an *entity*:

By: ______________________
Name:
Title:

Address:

Email Address:

Exhibit A

Stockholders

Exhibit B

Form of Convertible Promissory Note

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT, AND IN EACH CASE SUBJECT TO THE TRANSFERABILITY RESTRICTIONS SET FORTH IN SECTION 8 BELOW.

CONVERTIBLE PROMISSORY NOTE

No. CN-[NUMBER]	**Date of Issuance**
US$[PRINCIPAL AMOUNT]	**[DATE]**

FOR VALUE RECEIVED, CarrierEQ, Inc., a Delaware corporation (the "**Company**"), hereby promises to pay to the order of Via Varejo S/A, a corporation organized under the laws of the Federative Republic of Brazil (the "**Holder**"), the principal sum of US$[PRINCIPAL AMOUNT], together with interest thereon from the date of this Note. Interest will accrue at the Applicable Rate. Unless earlier converted into Primary Shares pursuant to Section 2.1 of that certain Convertible Note and Call Option Agreement dated as of [DATE], by and among the Company, the Holder and the other parties thereto (as it may be amended, the "**Purchase Agreement**"), the principal and accrued interest of this Note will be due and payable by the Company on the Maturity Date, subject to conversion, cancellation or reduction pursuant to Section 2 of the Purchase Agreement.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

1. Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company in the United States. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the written consent of the Holder, except in the event of a Non-Conversion Termination Event.

2. Security. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all current and future indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money (the "**Senior Debt**"). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the "**Senior Creditors**") to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a "**Default Notice**"), the Company will not make, and the Holder will not receive or retain,

any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note into Primary Shares.

4. Conversion of the Notes. This Note will be convertible into Primary Shares in accordance with the terms of the Purchase Agreement and in that event and in any other event where principal amount of this Note is otherwise reduced in accordance with the terms of the Purchase Agreement (other than as a result of payment of principal by the Company pursuant to Section 1 hereof), this Note shall be set aside and superseded by a replacement note reflecting the principal and accrued interest outstanding immediately following the consummation of any such conversion or other reduction in principal and such replacement note shall otherwise be subject to the same terms and conditions set forth herein and in the Purchase Agreement.

5. Acceleration Termination. Upon the occurrence of and continuation of an Event of Default by the Company, Holder may, at its option, subject to any applicable cure period and other procedures set forth in Section 8 of the Purchase Agreement, by written notice to the Company (a) declare the unpaid principal amount together with all accrued interest thereon and any other amounts payable hereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under Purchase Agreement or applicable Law; provided, however, that, upon the occurrence of a Bankruptcy Event, the unpaid principal and accrued interest under the Notes shall automatically accelerate and become immediately due and payable in its entirety.

6. Cancellation Termination Event. Upon the occurrence of a Cancellation Termination Event as defined in the Purchase Agreement, the Notes shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any obligation to pay principal and accrued interest in relation thereto or any other payment obligation under the Notes of any type or kind.

7. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by the terms of the Purchase Agreement.

8. Successors and Assigns. The Company and the Holder may not assign or delegate, as applicable, this Note or any of its rights or obligations under this Note except set forth in Section 10.1 of the Purchase Agreement, and any purported assignment in violation of such Section 10.1 shall be null and void, except permitted transfers to Holder's Affiliates. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other holder (or their respective successors or assigns).

9. Officers, Directors and Stockholders not Liable. In no event will any officer, director or stockholder of the Company be liable for any amounts due and payable pursuant to this Note.

10. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holders as a payment of principal.

11. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

12. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company's execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company's financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note for the purposes set forth Section 7.5 of the Purchase Agreement.

13. Other Terms. All other terms of this Note not provided for herein are set forth in the Purchase Agreement and are incorporated herein by reference as if fully set forth herein.

CARRIEREQ, INC.

By: ______________________
Name:
Title:

GR

Exhibit C

Services Agreement

GR

Exhibit D

Stockholders Agreement

Exhibit E

Stock Purchase Agreement

Exhibit F

Actions Requiring Purchaser's Consent

(A) Until the earlier to occur of (a) the expiration of the Call Option Period, (b) the consummation of the exercise of the Call Right, or (iii) the termination of the Agreement, the Company shall not sell, transfer or issue any AirTokens held in reserve to third parties, and no Company employee shall sell or transfer any AirTokens. Without limiting the foregoing, the Company shall not (and the Stockholders shall not cause or permit the Company to) take any of the following actions during the Call Option Period, whether in a single transaction or in a series of related transactions, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed:

(i) sell, assign, transfer, convey or otherwise deliver to any third party, in whole or in part, the ownership of any Company shares, pledge such shares or grant any right on such shares to any third party, except as may be provided for in the Agreement;

(ii) amend the certificate of incorporation or by-laws of the Company;

(iii) effect any corporate reorganization involving the Company, including capital stock redemption or repurchase, merger, spin-off, amalgamation, business combination, consolidation or recapitalization; provided, however, that the Company may dissolve AirToken GmbH;

(iv) enter into any new joint venture, consortia, association of any nature or similar agreement by or involving the Company;

(v) issue any shares or other securities, convertible or not into shares, either by means of a private placement or registered offering;

(vi) create any lien or sell, transfer, assign, lease, offer as payment, contribute to capital, exchange or otherwise dispose of, in any manner, directly or indirectly, any assets or equity of the Company other than any such transaction in the ordinary course of business consistent with past practice;

(vii) redeem, amortize, repurchase for maintenance in treasury, convert, split or reverse split shares or quotas issued by the Company;

(viii) declare or pay any dividends, payment of interest on shareholders' equity or any other distributions or payments to shareholders or quotaholders or any distribution with respect to the capital stock of the Company;

(ix) any acquire, transfer or subscribe to shares or quotas of any Person;

(x) contract for or assume any loans, financing or advances in an amount higher than US$50,000, individually or in a series of related transactions;

(xi) grant any guarantees in favor of third parties, or release any debts or obligations of third parties, in an amount higher than US$50,000, individually or in a series of related transactions;

(xii) file a petition for bankruptcy or receivership under court supervision or otherwise (recuperação judicial ou extrajudicial);

(xiii) establish or undertake any activities contrary to the Company's corporate purpose, as described in its certificate of incorporation, by-laws or comparable constitutive document;

(xiv) execute, renew, and/or amend any contracts or agreements written or oral, in an amount in excess of USD$10,000 with any stockholder, consultant or officer of the Company or any other Affiliate of the Company;

(xv) except as otherwise provided in an approved budget, enter into any amendments, renewals, new agreements or transactions with third parties or advances to agreements in effect, which create new obligations for the Company in excess of USD$50,000, individually or in a series of related transactions; or

(xvi) engage in any operation involving the transfer, disposal, contribution, sale, cession, exchange, donation, loan, pledge or assignment of rights of the AirTokens currently held by the Company.

(B) Notwithstanding anything herein to the contrary, Purchaser agrees that the Company and the Stockholders shall have the right to enter into the following transactions:

(i) Settlement with the SEC and MSD regarding ICO issues, including any filings required under 1934 Securities Exchange Act; and

(ii) The Company and/or one or more Stockholders may engage in a transaction within 90 days of the date hereof involving the sale of shares by such Stockholders to give liquidity to certain existing shareholders up to an amount of USD $5 million, provided that (a) such new shareholder agrees with the terms and conditions stated herein and in other documents contemplated thereby, (b) those transactions do not impact the Agreed Valuation, and (c) in respect of the equity stake held by Victor Santos such sale shall be limited to 1/3 of his current shares

Exhibit G

Authorization

Schedule 5.1(f)

- $250,000 SAFE dated July 15, 2017 between the Company and Tellright Holdings, LLC
- $50,000 SAFE dated July 15, 2017 between the Company and Semyon Dukach
- Pursuant to board approval dated 6/18/2018, 159,128 additional Options will be issued as follows within 30 days of the date of this Agreement: 35,000 to Peter Kavounas; 31,000 to Matt Buzzelli; 12,541 to Luke Bayas; and 80,587 to Gustavo Ibeiro.
- Pursuant to board approval dated 9/5/2018, 31,300 Options will be issued to Pablo Bertorello within 30 days of the date of this Agreement.

Schedule 5.1(g)

Cash, Cash Equivalents and Cryptocurrency

US bank accounts

SVB	$2,083,348.19
Santander Checking	$151,731.92
Santander Money Market	$6,021,228.52
Total	**$8,256,308.63**

Brazilian bank accounts

Santander	R$624,339.00
CEF	R$181,278.50
Total	R$805,617.50
Total in USD (at R$4.16/USD)	**$193,658.05**

Cryptocurrencies

	Amount	Price in USD (09/04/18)	Value in USD
ETH	391.7306842	$288.91	$113,174.91
Bitcoin	14.46503423	$7,378.21	$106,726.06
AIR	318592211.5	$0.0028	$886,960.72
Total in USD (at 09/04/18 prices)			**$1,106,861.69**

Total Cash or Cash Equivalents as of 09/04/18	**$9,556,828.37**